EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TheStreet.com, Inc. on Form S-8 (File No. 333-145295) of our report dated March 10, 2009, except for the effects of the restatement as discussed in Note 16 to the consolidated financial statements which are dated February 3, 2010, with respect to our audits of the consolidated financial statements and the related consolidated financial statement schedule of TheStreet.com, Inc. as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting of TheStreet.com, Inc. as of December 31, 2008, which report is included in this Annual Report on Form 10-K/A for the year ended December 31, 2008. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness in the Company’s internal control over financial reporting as of December 31, 2008 due to a lack of supervisory controls and a deficiency in maintaining accurate records in connection with its Promotions.com subsidiary.

/s/ Marcum LLP

Marcum LLP
(Formerly Marcum & Kliegman LLP)
New York, New York
February 3, 2010